Exhibit 99.2

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022
Revenues:
Product sales	$7,418,138	$7,070,743	$14,518,405	$13,723,457
Total revenues	$7,418,138	$7,070,743	$14,518,405	$13,723,457

Cost of product sales	5,221,880	5,242,106	10,077,444	9,931,330
Gross Margin	2,196,259	1,828,637	4,440,961	3,792,127

Selling, general, and administrative expense	1,465,349	1,159,157	3,015,871	2,575,550
Income from operations	730,910	669,480	1,425,090	1,216,577

Interest/Other income (expense)	79,652	1,594	95,242	(319)
Net income before income tax	810,562	671,074	1,520,332	1,216,258
Income tax provision (benefit)	210,058	215,966	460,628	341,714
Net income	$600,503	$455,108	$1,059,704	$874,544

Wtd. Avg. basic common shares outstanding - diluted	14,621,929	14,708,646	14,630,765	14,682,516

Net income per basic common share	$0.04	$0.03	$0.07	$0.06

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	July 1,	December 31,
	2023	2022

Current assets:
Cash and cash equivalents	$8,681,225	$8,266,753
Accounts receivable-trade, net	5,074,559	3,777,975
Accounts Receivable - other	74,639	685,668
Inventories, net	4,813,753	4,875,901
Prepaid expenses and other current assets	288,315	211,242
Total current assets	18,932,491	17,817,539
Net property and equipment	1,507,578	1,326,968

Right-of-use lease asset	400,000	466,000
Deferred taxes, net	1,664,032	2,069,436
Total Assets	$22,504,101	$21,679,943
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	56,681	43,711
Accounts payable	2,359,532	1,836,865
Accrued expenses	861,514	820,856
Deferred revenue	1,828,068	2,521,128
Lease liability, current portion	158,000	157,000
Total current liabilities	5,263,795	5,379,560
Note payable less current portion	20,437	54,847
Deferred revenue – long term	31,277	231,020
Long term lease liability	242,000	309,000
Total liabilities	5,557,509	5,974,427

Total stockholders’ equity	16,946,592	15,705,516
Total liabilities and stockholders’ equity	$22,504,101	$21,679,943